Exhibit 8.1
Principal Subsidiaries - Stellantis NV

Name	Country	Percentage Interest Held
North America
FCA US LLC	USA	100.00
FCA Canada Inc.	Canada	100.00
Stellantis Mexico, S.A. de C.V.	Mexico	100.00
South America
FCA Fiat Chrysler Automoveis Brasil LTDA.	Brazil	100.00
FCA Automobiles Argentina S.A.	Argentina	100.00
Peugeot Citroën Argentina S.A.	Argentina	99.99
Enlarged Europe
FCA Italy S.p.A.	Italy	100.00
Automobiles Peugeot	France	100.00
Automobiles Citroën	France	100.00
Opel Automobile GmbH	Germany	100.00
Groupe PSA Italia S.p.A.	Italy	100.00
PSA Retail France SAS	France	100.00
PSA Automobiles S.A.	France	100.00
FCA Germany AG	Germany	100.00
PSAG Automóviles Comercial España, S.A.	Spain	100.00
Vauxhall Motors Limited	United Kingdom	100.00
FCA France S.A.S.	France	100.00
Peugeot Motor Company PLC	United Kingdom	100.00
PSA Retail UK Limited	United Kingdom	100.00
Peugeot Deutschland GmbH	Germany	100.00
Fiat Chrysler Automobiles Spain S.A.	Spain	100.00
Middle East & Africa
Stellantis Automotiv Pazarlama Anonim Sirketi	Turkey	100.00
Stellantis Middle East FZE	United Arab Emirates	100.00
China and India & Asia Pacific
FCA Japan Ltd.	Japan	100.00
Chrysler Group (China) Sales Ltd.	People's Rep.of China	100.00
Fiat India Automobiles Private Limited	India	50.00
Maserati
Maserati S.p.A.	Italy	100.00
Maserati (China) Cars Trading Co., Ltd.	People's Rep.of China	100.00
Maserati North America, Inc.	USA	100.00
Financial Services
Banque PSA Finance	France	100.00
FCA Automotive Finance Co. Ltd.	People's Rep.of China	100.00
Stellantis Financial Services US Corp.	USA	100.00
Banco Fidis S.A.	Brazil	100.00
Fidis S.p.A.	Italy	100.00
Holdings & Other Companies
FCA North America Holdings LLC	USA	100.00
GIE PSA Trésorerie	France	99.99
Fiat Chrysler Finance North America, Inc.	USA	100.00

Fiat Chrysler Finance Europe Société en nom collectif	Luxembourg	100.00
Fiat Chrysler Finance S.p.A.	Italy	100.00
Stellantis International SA	Switzerland	100.00